EXHIBIT -3.55
CERTIFICATE OF FORMATION
OF
ARCELORMITTAL FINANCE LLC
1.)	The name of the limited liability company (the “LLC”) is:
ArcelorMittal Finance LLC
2.)	The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the LLC at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 18th day of March, 2008.

/s/ Marc R. Jeske
Marc R. Jeske
Authorized Person